Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Third Quarter 2015 Financial Results

Announces Increase to Share Repurchase Program

ARLINGTON, VA, October 26, 2015 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported non-GAAP core operating income of $31.1 million for the quarter ended September 30, 2015, or $1.35 per diluted share. Excluding realized gains and losses on private-label mortgage-backed securities (“MBS”), the Company reported non-GAAP core operating income of $31.2 million, or $1.35 per diluted share. A reconciliation of non-GAAP core operating income measures to GAAP net income (loss) appears at the end of this press release.

Third Quarter 2015 Financial Highlights

•	$1.35 per diluted share of non-GAAP core operating income
•	$1.35 per diluted share of non-GAAP core operating income excluding gain (loss) on private-label MBS
•	$(2.29) per diluted share of net loss
•	$20.75 per share of book value
•	$0.625 per share dividend declared
•	Board approval for share repurchase program of up to 2.0 million shares of Class A common stock

“Continued interest rate volatility and spread widening between the Company’s interest rate hedges and its agency MBS investments primarily drove the decline in book value during the quarter,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer. “In light of continued expectations for moderate economic growth and more stable interest rates, the Company adjusted the composition of its hedges during the quarter by increasing its 10-year duration hedge instruments and reducing its shorter duration Eurodollar futures. Looking forward, our interest rate hedges continue to be structured to maintain substantial protection to our agency MBS portfolio against rising interest rates but with a lower initial hedge cost. As of quarter end, the Company’s allocation of investable capital remained relatively unchanged with approximately 23% directed to private-label MBS. The Company expects to maintain its current allocation of investable capital to private-label MBS in the near future to capture the benefit of investment diversification and return opportunities afforded by investing in credit oriented, variable rate investments at low leverage levels. Also, we are pleased to announce that the Company’s wholly-owned captive insurance subsidiary was approved as a member of the Federal Home Loan Bank (“FHLB”) of Cincinnati during the quarter providing the Company with diversification of funding sources at a reduced cost to traditional repurchase financing. Beginning in the fourth quarter, the Company further expanded its lower cost funding sources with its initial “direct repo” provider.”

Other Third Quarter Highlights

As of September 30, 2015, the Company’s agency investment portfolio totaled $4,198 million consisting of $3,790 million of agency MBS and $408 million of net long to-be-announced (“TBA”) agency securities. As of September 30, 2015, the Company’s $3,790 million of fixed-rate agency MBS were comprised of the following:

•	$537.3 million of 3.5% 30-year MBS
•	$3,107.7 million of 4.0% 30-year MBS

•	$145.0 million of 4.5% 30-year MBS

As of September 30, 2015, the Company’s agency MBS had a weighted average original cost of 105.99 and a weighted average market price of 106.99. The Company’s fixed-rate agency MBS was specifically selected for their prepayment protections with approximately 48% of the Company’s agency MBS portfolio in specified pools of low loan balance loans, approximately 26% in specified pools of loans issued under the Home Affordable Refinance Program (“HARP”), while the remainder includes specified pools of loans with low FICO scores or with other characteristics selected for the prepayment protection. Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency security, increased modestly to approximately 3/5 of a point as of September 30, 2015 compared to approximately 1/2 of a point as of June 30, 2015. The three-month constant prepayment rate (“CPR”) for the Company’s agency MBS decreased to 8.16% as of September 30, 2015, compared to 12.34% as of June 30, 2015.

As of September 30, 2015, the Company’s net long TBA securities had a net notional amount of $390.0 million, purchase price of $404.9 million and market value of $408.4 million resulting in a net GAAP carrying fair value of $3.5 million. The Company accounts for its TBA mortgage portfolio as derivative instruments and recognizes income from TBA dollar rolls in other gains and losses in the Company’s financial statements. As of September 30, 3015, the Company’s $408.4 million of net long TBA securities were comprised of the following:

•	$265.8 million of 3.5% 30-year MBS
•	$90.5 million of 4.0% 30-year MBS
•	$52.1 million of 3.0% 15-year MBS

As of September 30, 2015, the total weighted average notional amount of the Company’s interest rate hedges on its agency investment portfolio was $3,050 million comprised of Eurodollar futures, 10-year interest rate swap futures and 10-year U.S. Treasury futures. The total weighted average hedge notional amount as a percentage of the Company’s outstanding repurchase agreement and FHLB advance financing on its agency MBS and net long TBA position was 79% as of September 30, 2015. As of September 30, 2015, the Company’s Eurodollar futures run consecutively for five quarters from June 2016 through June 2017 with a weighted average notional amount of $1,000 million and a weighted average contract rate of 2.40% and a current market rate of 0.93%. As of September 30, 2015, the Company had $985 million in notional 10-year interest rate swap futures with a weighted average implied contract rate of 2.28% and a current market rate of 2.06%. The Company also had $1,065 million in notional 10-year U.S. Treasury futures that were purchased when the 10-year U.S. Treasury rate was 2.20% on a weighted average basis and had a market rate of 2.06% as of period end.

Interest income less interest expense on short-term financing on the Company’s agency MBS portfolio for the third quarter of 2015 was $33.5 million. The amortization of net premiums on the Company’s agency MBS is reflected in the Company’s GAAP net income and changes in book value through net investment gains and losses rather than through net interest income and core operating income. For the quarter ended September 30, 2015, the amortization of the Company’s net premium on its agency MBS based on actual total principal payments was approximately $8.1 million, or $0.35 per diluted share. During the third quarter of 2015, the Company recorded net investment gains on its agency investment portfolio of $34.2 million and net investment losses on its related derivative hedging instruments of $104.2 million for a net investment loss on its hedged agency portfolio of $70.0 million. In recent quarters, the Company’s increased allocation of capital to agency MBS has resulted in growth in the Company’s net interest income and core operating income. With this growth in the agency MBS portfolio, the economic costs of the Company’s hedge instruments have grown proportionately, which are reflected in the Company’s GAAP net income and changes in book value through net investment gains and losses rather than through net interest income and core operating income.

As of September 30, 2015, the Company’s private-label MBS portfolio consisted of $179.2 million in face value with an amortized cost basis of $120.8 million and a fair value of $134.8 million. During the third quarter of 2015, the Company sold private-label MBS for sale proceeds of $14.2 million, realizing a GAAP gain of $1.0 million. Net sale proceeds from these private-label MBS after deducting associated repurchase financing was $7.6 million. Interest income less interest expense on short-term financing on the Company’s private-label MBS portfolio for the third quarter of 2015 was $3.0 million, including non-cash accretion of $1.8 million required under GAAP.

As of September 30, 2015, the Company had $3,121 million of repurchase agreements outstanding with a weighted average rate of 48 basis points and $308.5 million of FHLB advances outstanding with a weighted average rate of 19 basis points secured by an aggregate of $3,613 million of agency MBS at fair value. As of September 30, 2015, the Company also had $32.4 million of repurchase agreements outstanding with a weighted average rate of 214 basis points secured by $59.0 million of private-label MBS at fair value.

Stock Repurchase Program

The Company also announced today that its board of directors has authorized an increase in the Company’s share repurchase program pursuant to which the Company may repurchase up to 2.0 million shares of its Class A common stock, which includes the 205,485 shares previously available to be repurchased under the prior share repurchase program established in July 2010.

Dividend

The Company’s Board of Directors approved a $0.625 dividend for the third quarter of 2015. The dividend will be paid on October 30, 2015 to shareholders of record as of September 30, 2015.

The tax characterization of the Company’s distributions to shareholders is determined annually and reported to shareholders on Form 1099-DIV after the end of the calendar year. As a C-corporation, distributions to shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% federal income tax rate whereas similar distributions to shareholders by a REIT of current or accumulated earnings and profits are nonqualified dividends subject to the higher 43.4% tax rate on ordinary income. Any distributions in excess of current or accumulated earnings and profits would be reported as returns of capital instead of qualified dividends.  Distributions that are classified as returns of capital are nontaxable to the extent they do not exceed a shareholder's adjusted tax basis in the Company's stock, or as a capital gain to the extent that the amount of the distribution exceeds a shareholder's adjusted tax basis in the Company's stock.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Tuesday, October 27, 2015 to discuss the results. Investors wishing to listen to the earnings call may do so via the Internet at:  http://www.arlingtonasset.com/index.php?s=19.

Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, FHLB advances, direct repo, and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates, changes in the Company’s returns, changes in the use of the Company’s tax benefits, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of our net operating loss and net capital loss carry-forwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, ability to realize book value growth through reflation of private-label MBS, and general economic, political, regulatory and market conditions. These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follow

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
	2015	2014	2015	2014
INTEREST INCOME
Interest on agency securities	$37,325	$26,711	$103,769	$66,603
Interest on private-label securities	3,244	6,583	12,442	20,585
Other	6	7	18	43
Total interest income	40,575	33,301	116,229	87,231

INTEREST EXPENSE
Interest on short-term debt	3,989	2,422	10,464	6,280
Interest on long-term debt	1,176	554	3,004	1,657
Total interest expense	5,165	2,976	13,468	7,937

Net interest income	35,410	30,325	102,761	79,294

INVESTMENT (LOSS) GAIN, NET
Realized gain on sale of available-for-sale investments, net	969	3,467	17,434	12,826
Other-than-temporary impairment charges	-	(71)	-	(151)
Gain (loss) on trading investments, net	27,553	(18,025)	(21,005)	44,429
(Loss) gain from derivative instruments, net	(97,828)	7,556	(143,556)	(62,509)
Other, net	8	91	422	415
Total investment (loss) gain, net	(69,298)	(6,982)	(146,705)	(4,990)

OTHER EXPENSES
Compensation and benefits	2,071	3,995	7,152	10,141
Other operating expenses	1,174	1,059	3,232	3,448
Total other expenses	3,245	5,054	10,384	13,589

Income (loss) before income taxes	(37,133)	18,289	(54,328)	60,715

Income tax provision	15,497	5,442	33,886	21,996

Net income (loss)	$(52,630)	$12,847	$(88,214)	$38,719

Basic earnings (loss) per share	$(2.29)	$0.62	$(3.84)	$2.03

Diluted earnings (loss) per share	$(2.29)	$0.61	$(3.84)	$1.99

Weighted average shares outstanding - basic (in thousands)	23,021	20,577	22,991	19,056
Weighted average shares outstanding - diluted (in thousands)	23,021	21,055	22,991	19,413

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Unrealized gains (losses) on available-for-sale securities (net of taxes of $(1,562), $139, $(4,117), and $1,717, respectively)	$(2,451)	$219	$(6,775)	$2,697
Reclassification in investment (loss) gain, net, related to sales and other-than-temporary impairment charges on available-for-sale securities (net of tax of $(287), $(766), $(4,979) and $(3,866), respectively)	(1,122)	(2,456)	(17,763)	(8,276)
Comprehensive (loss) income	$(56,203)	$10,610	$(112,752)	$33,140

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

ASSETS	September 30, 2015	June 30, 2015	December 31, 2014

Cash and cash equivalents	$13,529	$20,840	$33,832
Interest receivable	11,459	12,273	10,701
Sold securities receivable	28,035	51,690	-
Mortgage-backed securities, at fair value
Private-label securities	134,789	152,162	267,437
Agency securities	3,790,044	4,154,387	3,414,340
Derivative assets, at fair value	3,863	2,144	1,267
Deferred tax assets, net	103,319	113,121	125,607
Deposits	87,258	183,806	160,427
Other assets	9,938	4,247	4,120
Total assets	$4,182,234	$4,694,670	$4,017,731

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$3,153,756	$3,631,772	$3,179,775
FHLB advances	308,500	-	-
Interest payable	1,200	1,267	1,106
Accrued compensation and benefits	4,293	2,989	6,067
Dividend payable	14,553	21,089	20,195
Derivative liabilities, at fair value	53,514	144,936	124,308
Purchased securities payable	92,107	271,035	-
Accounts payable, accrued expenses and other liabilities	1,003	894	1,006
Long-term debt	75,300	75,300	40,000
Total liabilities	3,704,226	4,149,282	3,372,457

Equity:
Common stock	230	230	230
Additional paid-in capital	1,897,472	1,898,217	1,897,027
Accumulated other comprehensive income, net of taxes	11,334	14,907	35,872
Accumulated deficit	(1,431,028)	(1,367,966)	(1,287,855)
Total equity	478,008	545,388	645,274

Total liabilities and equity	$4,182,234	$4,694,670	$4,017,731

Book Value per Share	$20.75	$23.71	$28.09

Shares Outstanding (in thousands) (1)	23,042	23,005	22,973

(1) Represents shares of Class A common stock and Class B common stock outstanding plus vested restricted stock units convertible into Class A common stock less unvested restricted Class A common stock.

(2) During the third quarter of 2015, the Company determined that the previously reported deferred tax asset and acccumulated deficit were incorrect as of December 31, 2014. The Company has revised the previously reported amounts by increasing the deferred tax asset and decreasing the accumulated deficit by $3,242 for this correction.

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company calculated non-GAAP core operating income for the three and nine months ended September 30, 2015 and 2014. In determining core operating income, the Company excludes certain legacy litigation expenses and adjusts net income determined in accordance with GAAP for the following non-cash and other items: (i) compensation costs associated with stock-based awards, (ii) non-cash accretion of private-label MBS purchase discounts, (iii) private-label MBS purchase discount accretion realized upon sale or repayment, (iv) other-than-temporary impairment charges, (v) other-than-temporary impairment charges realized upon sale, (vi) both realized and unrealized gains and losses on the agency MBS and all related hedge instruments, and (vii) non-cash income tax provisions.

The Company’s portfolio strategy on the Company’s agency MBS portfolio is to generate a net interest margin on the leveraged assets and hedge the market value of the assets, expecting that the fluctuations in the market value of the agency MBS and related hedges should largely offset each other over time. As a result, the Company excludes both the realized and unrealized fluctuations in the gains and losses in the assets and hedges on its hedged agency MBS portfolio when assessing the underlying core operating income of the Company. However, the Company’s portfolio strategy on the Company’s private-label MBS portfolio is to generate a total cash return comprised of both interest income collected and the cash return realized when the private-label MBS are sold that equals the difference between the sale price and the discount to par paid at acquisition. Therefore, the Company excludes non-cash accretion of private-label MBS purchase discounts from non-GAAP core operating income, but includes realized cash gains or losses on its private-label MBS portfolio in core operating income to reflect the total cash return on those securities over their holding period. Since the timing of realized cash gains or losses on private-label MBS may vary significantly between periods, the Company also reports core operating income excluding gains on private-label MBS.

These non-GAAP core operating income measurements are used by management to analyze and assess the Company’s operating results on its portfolio and assist with the determination of the appropriate level of dividends. The Company believes that these non-GAAP measurements assist investors in understanding the impact of these non-core items and non-cash expenses on our performance and provides additional clarity around our earnings capacity and trends. A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Additional limitations of core operating income are that it does not include economic financing costs on the Company’s hedging instruments or amortization of premiums or discounts on the Company’s agency MBS whereas those amounts are both reflected in net income determined in accordance with GAAP and changes in book value. Therefore, the Company believes net income on a GAAP basis and these core operating income measures on a non-GAAP basis should be considered together.

The following is a reconciliation of GAAP net income to non-GAAP core operating income measures for the three and nine months ended September 30, 2015 and 2014 (dollars in thousands):

ARLINGTON ASSET INVESTMENT CORP.
NON-GAAP CORE OPERATING INCOME
(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
	2015	2014	2015	2014
GAAP net income (loss)	$(52,630)	$12,847	$(88,214)	$38,719
Adjustments:
Legacy litigation expenses	-	-	-	54
Non-cash income tax provision	14,729	5,114	32,035	21,100
Stock compensation	(189)	1,524	292	2,980
Net realized and unrealized loss on trading MBS and hedge instruments	70,275	10,374	164,460	17,808
Net Realized gain on private-label MBS	(969)	(3,467)	(17,434)	(12,826)
Other-than-temporary impairment charges	-	71	-	151
Non-GAAP core operating income excluding gain on private-label MBS	31,216	26,463	91,139	67,986

Net Realized gain on private-label MBS	969	3,467	17,434	12,826
Other-than-temporary impairment charges realized upon sale or repayment	(1,222)	-	(7,303)	(4,026)
Purchase discount accretion of private-label MBS realized upon sale or repayment	1,912	2,275	11,714	2,622
Non-cash interest income related to purchase discount accretion of private-label MBS	(1,797)	(3,531)	(6,820)	(10,256)

Non-GAAP core operating income	$31,078	$28,674	$106,164	$69,152

Non-GAAP core operating income excluding gain on private-label MBS per diluted share	$1.35	$1.26	$3.96	$3.50

Non-GAAP core operating income per diluted share	$1.35	$1.36	$4.61	$3.56

Weighted average diluted shares outstanding	23,065	21,055	23,041	19,413

The following tables present information on the Company’s investment portfolio as of September 30, 2015:

ARLINGTON ASSET INVESTMENT CORP.

AGENCY INVESTMENT PORTFOLIO

As of September 30, 2015

(Dollars in thousands)

(Unaudited)

Agency MBS:
	Face Amount	Fair Value	Market Price	Coupon	Weighted Average Life
30-year fixed rate:
3.5%	$513,911	$537,352	$104.56	3.50%	9.8
4.0%	2,895,740	3,107,689	107.32	4.00%	7.9
4.5%	132,709	144,977	109.24	4.50%	6.7
5.5%	23	26	112.01	5.50%	4.5
Total/weighted average	$3,542,383	$3,790,044	106.99	3.95%	8.1

Net TBA Securities:
	Net Notional Amount	Net Cost Basis	Net Market Value	Net Carrying Value
30-year fixed rate:
3.5%	$255,000	$263,438	$265,824	$2,386
4.0%	85,000	89,789	90,511	722
15-year fixed rate:
3.0%	50,000	51,656	52,039	383
Total	$390,000	$404,883	$408,374	$3,491

ARLINGTON ASSET INVESTMENT CORP.
PRIVATE-LABEL MBS PORTFOLIO
As of September 30, 2015
(Dollars in thousands)
(Unaudited)

Face value	$179,156
Unamortized discount	$(58,331)
Amortized cost	$120,825
Net unrealized gain	$13,963
Fair market value	$134,788
Fair market value (as a % of face value)	75.2%
Quarterly GAAP yield (annualized)	9.77%
Weighted average coupon	3.03%

60+ days delinquent	12.1%
Credit enhancement	0.1%
Constant default rate (3-month)	3.0%
Loss severity (3-month)	29.2%
Voluntary prepayment rate (3-month)	10.9%